EXHIBIT 99.1

          Montpelier Re Reports Net Income of $107.0 Million for the Second Quarter of 2004

    HAMILTON, Bermuda--(BUSINESS WIRE)--July 27, 2004--Montpelier Re Holdings Ltd. (NYSE - MRH) today reported net income of $107.0 million, or $1.57 diluted earnings per share, for the three months ended June 30, 2004 and net income of $216.0 million, or $3.16 diluted earnings per share, for the first six months of 2004. Net unrealized losses on investments were $47.3 million for the quarter and $21.4 million for the year to date. Comprehensive income for the quarter was $59.7 million, $0.88 diluted comprehensive income per share, and $194.6 million or $2.84 diluted comprehensive income per share for the six months to June 30, 2004.
    Book value per share at June 30, 2004, on a fully converted basis
(1), was $26.81, which incorporates the accrual of a $0.34 dividend per share for the quarter. Total return to shareholders (2), incorporating both the increase in fully converted book value per share and dividends, was 2.7% for the second quarter of 2004 and 10.3% for the year to date. Total return to shareholders for the twelve months to June 30, 2004 was 24.4%.
    Anthony Taylor, President and CEO, commented: "Montpelier produced another strong underwriting result in the second quarter of 2004. We are particularly pleased to have recorded a combined ratio of 51.0%, and to have grown our core book of business over the comparable period last year while maintaining very stringent underwriting criteria. We believe in underwriting for the bottom line result, not top line revenues, and we remain convinced that this highly disciplined approach is the best way to achieve favorable results for our owners over the long term."
    Anthony Taylor continued: "In the important July renewal season, we achieved an excellent showing from both existing and new clients, and we are pleased with the quality of the portfolio we have written. Rates in certain classes have continued to move slowly downwards, which has resulted in our declining a significant number of risks. However, the combination of our experienced team of underwriters and our cutting edge pricing and capital allocation technologies gives us the ability to continue to perform strongly in the changing environment."
    Tom Kemp, Chief Financial Officer, said: "We have produced yet another outstanding underwriting performance in the quarter. Against a background of challenging investment conditions for fixed income portfolios, we believe we have generated a solid result for our shareholders. Including realized and unrealized gains and losses, our investments produced a total loss of $29.5 million in the three months to June 30, 2004, however our short duration, high quality, fixed income portfolio performed well in the face of rising interest rates. On May 26th, 2004 we announced a $150.0 million share repurchase program, and subsequently repurchased $43.6 million of privately held shares. Out intention is to continue to repurchase shares when it is attractive to do so. Our high yielding regular dividend also continues to be an effective method of returning value to shareholders."
    Please refer to the Montpelier Re Financial Supplement, which is posted on the Financial Reports page of the Investor Information section of the Company's website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Wednesday, July 28th at 10:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through August 4th, 2004 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.

    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A-" (Strong) by Standard & Poor's and "A3" (Good) by Moody's Investors Service.

    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants of $166.1 million at June 30, 2004 and $168.1 million at December 31, 2003 and June 30, 2003, respectively, divided by the sum of shares, options and warrants outstanding (assuming their exercise) of 71,997,892 shares at June 30, 2004 and 73,261,757 shares at December 31, 2003 and June 30, 2003, respectively. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.
    (2) Total return to shareholders is a non-GAAP measure. It is the internal rate of return of the increase in fully converted book value from $24.92 at December 31, 2003 to $26.81 at June 30, 2004, including the dividend of $0.34 accrued at March 31, 2004 and $0.34 accrued at June 30, 2004. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.



                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
                 (millions, except share and per share
                               amounts)

                                                As at       As at
                                              June 30,    December 31,
                                                 2004         2003
                                              ----------- ------------
 Assets

 Investments and cash:
 Fixed maturities, at fair value              $2,137.7    $1,976.2
 Equity investments, at fair value                41.0        37.6
 Other investments, at estimated fair value       88.8        84.4
 Cash and cash equivalents, at fair value        181.8       139.6
                                              ---------   ---------

 Total investments and cash                    2,449.3     2,237.8

 Unearned premium ceded                           45.9         9.9
 Premiums receivable                             331.6       207.9
 Funds withheld                                    5.9         3.7
 Deferred acquisition costs                       76.6        59.8
 Reinsurance recoverable                           6.5         7.7
 Accrued investment income                        22.1        20.6
 Other assets                                      5.8         5.2
                                              ---------   ---------

 Total Assets                                 $2,943.7    $2,552.6
                                              =========   =========

 Liabilities

 Loss and loss adjustment expense reserves    $  309.8    $  249.8
 Unearned premium                                449.7       318.7
 Reinsurance balances payable                     81.3        24.9
 Investment trades pending                        34.2         0.4
 Debt                                            248.9       248.8
 Accounts payable, accrued expenses and other
  liabilities                                     31.8        28.3
 Dividends payable                                23.7        24.0
                                              ---------   ---------

     Total Liabilities                         1,179.4       894.9
                                              ---------   ---------

 Shareholders' Equity
 Common voting shares and additional paid-in
  capital                                      1,112.6     1,130.4
 Accumulated other comprehensive income           32.3        53.7
 Retained earnings                               619.4       473.6
                                              ---------   ---------

     Total Shareholders' Equity                1,764.3     1,657.7
                                              ---------   ---------

 Total Liabilities and Shareholders' Equity   $2,943.7    $2,552.6
                                              =========   =========


 Common voting shares outstanding (000's)       62,251  sh  63,393  sh
 Common voting and common equivalent shares
  outstanding (000's)                           71,998      73,262

 Book value per share:

     Basic book value per common voting share $  28.34    $  26.15
                                              =========   =========
     Fully converted book value per common
      voting and common equivalent share (1)  $  26.81    $  24.92
                                              =========   =========






                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)




                                        Three Months     Six Months
                                        Ended June 30,  Ended June 30
                                       2004    2003   2004     2003
                                      ------  ------ ------   ------
 Revenues:

   Gross premiums written             $210.4  $194.0  $543.6   $560.6
   Reinsurance premiums ceded          (28.2)   (7.4)  (64.1)   (41.7)
                                      ------- ------- -------   ------
   Net premiums written                182.2   186.6   479.5    518.9
   Change in net unearned premiums      11.4   (12.3)  (95.1)  (159.9)
                                      ------- ------- ------- --------
   Net premiums earned                 193.6   174.3   384.4    359.0
   Net investment income                16.3    11.7    31.5     23.4
   Net realized gains on investments     1.4     4.6     3.2      9.3
   Net foreign exchange losses          (1.0)   (1.5)      -     (0.2)
                                      ------- ------- ------- --------

      Total Revenues                   210.3   189.1   419.1    391.5

 Expenses:

   Loss and loss adjustment expenses    40.2    30.1    86.4     77.8
   Acquisition costs                    43.9    33.8    79.6     74.8
   General and administrative expenses  14.8    11.0    28.5     19.7
   Interest expense                      4.4     1.7     8.5      2.9
                                      ------- ------- ------- --------

      Total Expenses                   103.3    76.6   203.0    175.2

   Income before taxes                 107.0   112.5   216.1    216.3

   Income tax expense                      -       -     0.1        -

                                      ------- ------- ------- --------
 Net income                           $107.0  $112.5  $216.0  $ 216.3
                                      ------- ------- ------- --------

   Other comprehensive income items    (47.3)    4.2   (21.4)     3.4

                                      ------- ------- ------- --------
 Comprehensive income                 $ 59.7  $116.7  $194.6  $ 219.7
                                      ======= ======= ======= ========


 Earnings per share:

   Basic earnings per share           $ 1.70  $ 1.77  $ 3.42  $  3.41
   Diluted earnings per share         $ 1.57  $ 1.66  $ 3.16  $  3.24

   Basic comprehensive earnings per
    share                             $ 0.95  $ 1.84  $ 3.08  $  3.47
   Diluted comprehensive earnings per
    share                             $ 0.88  $ 1.72  $ 2.84  $  3.29

 Insurance ratios:

   Loss ratio                           20.7%   17.3%   22.5%    21.7%
   Expense ratio                        30.3%   25.7%   28.0%    26.3%
   Combined ratio                       51.0%   43.0%   50.5%    48.0%



    CONTACT: Montpelier Re Holdings Ltd.
             Keil Gunther, 441-297-9570